Exhibit 99.1

LITHIA MOTORS REPORTS REVENUES OF $3.17 BILLION FOR THE FULL-YEAR 2006; EARNINGS FROM CONTINUING OPERATIONS OF $1.91 PER SHARE

MEDFORD, OREGON, February 15, 2007 (1:05 p.m. Pacific Time) – Lithia Motors, Inc. (NYSE: LAD) today announced that full-year 2006 sales increased 11% to $3.17 billion as compared to $2.85 billion in the same period last year. New vehicle sales increased 13%, used vehicle sales increased 7%, finance/insurance sales increased 12% and parts/service sales increased 14%.

Full-year 2006 net income from continuing operations was $40.3 million as compared to $56.0 million in 2005. Diluted earnings per share from continuing operations were $1.91 including the $0.12 effect of accounting for equity compensation under FAS123(R), and the $0.05 effect of accounting for derivative instruments and hedging activities under SFAS 133.

Full-year 2006 earnings per share from continuing operations, excluding the effect of accounting for equity compensation under FAS123(R) and excluding the accounting for derivative instruments and hedging activities SFAS 133, were $2.08 as compared to $2.53 in the same period last year.

Sid DeBoer, Lithia’s Chairman and CEO, commented, “We were able to drive positive same-store sales growth in all business lines for the full-year 2006 and the result was total same-store revenue growth of 3.7% . New vehicle same store sales for Lithia grew 4.8% as compared to an industry that saw total sales down nearly 3%. Total same-store gross profit for the year increased 2.1% . One highlight was in parts and service, where we saw our same store customer pay business increase 7% for the year.”

“In the fourth quarter we were successful in our efforts to reduce inventories. Our new vehicle day’s supply at the end of December was more than 30 days below December 2005 levels, and 8 days below our average levels for the end of the year. At the end of January our day’s supply of new vehicle inventory had dropped another 11 days. This positions our inventories well going into the first quarter of 2007.”

“Our focus on pushing new vehicle sales in the fourth quarter combined with the fact that fuel costs continued to stabilize, lead to a sequential increase in truck and SUV sales, as a percent of total sales, from the third to the fourth quarter of the year. Additionally, interest rates have continued to remain steady, and combined with the lower inventory position this should help ensure no further increases in flooring costs.”

“Full year earnings were lower than last year due to a combination of factors. First, there was a 29 cent difference in year over year earnings due to an accounting change for equity compensation under FAS123(R), and a change year over year in derivative instruments and hedging activities under FAS 133. Effective January 1, 2007, we expect that the derivative transactions will qualify for fair value accounting as hedge transactions.”

“Other factors that impacted full-year and fourth quarter earnings were higher inventory flooring costs resulting from higher inventory levels and higher interest rates; lower retail vehicle gross profit margins due to poor inventory mix; L2 start-up costs; and the increased costs resulting from company-wide operational initiatives that we have been implementing throughout the year,” concluded Mr. DeBoer.

For the fourth quarter, total sales increased 12% to $735.8 million from $655.3 million in the same period last year. New vehicle sales increased 18%, used vehicle sales were even with last year, finance/insurance sales increased 8%, and parts/service sales increased 16%.

For the fourth quarter, Lithia’s net income from continuing operations was $6.6 million as compared to $11.8 million in the fourth quarter of 2005. Diluted earnings per share from continuing operations were $0.32, including the $0.03 effect of accounting for equity compensation under FAS123(R) and the $0.01 effect of accounting for derivative instruments and hedging activities under SFAS 133.

Fourth quarter earnings per share from continuing operations, excluding the affect of accounting for equity compensation under FAS123(R) and excluding the accounting for derivative instruments and hedging activities under SFAS 133, were $0.36 as compared to $0.54 in the same period last year

Jeffrey B. DeBoer, Senior Vice President and CFO added, “For the full-year 2006 we completed acquisitions with approximately $470 million in annualized revenues. This represents over 16% growth on our 2005 total revenues of $2.85 billion.”

"Our guidance for the full-year 2007 is included in the table below. As was outlined in more detail in our earnings press release for the period ended September 30, 2006; operational projects and initiatives; start up costs for our first independent used vehicle retail outlets; increased company health and benefit plan costs and our domestic product mix will continue to negatively impact earnings in 2007.”

Guidance
Earnings per Share	FY 2007

From Continuing Operations:	$1.90 - $2.10

In December of 2006, Lithia filed its restated financial statements for the quarters ended March 31, 2006 and June 30, 2006, and for the years ended December 31, 2005, 2004 and 2003. These financial statements were restated as a result of an accounting error relating to the Company's derivative accounting under Statement of Financial Accounting

Standards 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). Neither cash flows nor shareholder equity was affected by these restatements.

Conference Call Information

Lithia Motors will be providing more detailed information on the results for the fourth quarter and full-year 2006 in its conference call scheduled for 2 p.m. PT today. The call can be accessed live by calling 973-582-2750. To listen to a live webcast or hear a replay, log-on to: www.lithia.com – go to Investor Relations – and click on the Live Webcast icon.

About Lithia

Lithia Motors, Inc. is a Fortune 700 and Russell 2000 Company. Lithia sells 28 brands of new vehicles at 104 stores, which are located in 45 markets within 15 states. Internet sales are centralized at www.Lithia.com. Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations.

Forward Looking Statements

This press release includes forward looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including without limitation economic conditions, acquisition risk factors and others set forth from time to time in the company’s filings with the SEC. Specific risks in this press release include items which impact earnings, industry data, projections on how interest rates, fuel costs and the companies inventories may impact future results, anticipated revenues of recent acquisitions, and projected full-year 2007 earnings per share guidance.

Additional Information

For additional information on Lithia Motors, contact the Investor Relations Department: (541) 776-6591 or log-on to: www.lithia.com – go to Investor Relations

LITHIA MOTORS, INC.
(In Thousands except per share and unit data)

Unaudited	Twelve Months Ended
	December 31,		$Increase	% Increase

	2006	2005	(Decrease)	(Decrease)
New Vehicle Sales	$1,841,463	$1,631,316	$210,147	12.9%
Used Vehicle Sales	862,397	805,448	56,949	7.1
Finance & Insurance	119,936	107,564	12,372	11.5
Service, Body & Parts Sales	343,747	302,960	40,787	13.5
Fleet & Other Revenues	5,351	4,410	941	21.3
Total Revenues	3,172,894	2,851,698	321,196	11.3
Cost of Sales	2,634,417	2,359,999	274,418	11.6
Gross Profit	538,477	491,699	46,778	9.5
SG&A Expense	406,569	357,617	48,952	13.7
Depreciation/Amortization	17,071	13,975	3,096	22.2
Income from Operations	114,837	120,107	(5,270)	(4.4)
Flooring Interest Expense	(34,636)	(17,580)	17,056	97.0
Other Interest Expense	(15,453)	(11,891)	3,562	30.0
Other Income, net	958	953	5	0.5
Income from continuing operations
before income taxes	65,706	91,589	(25,883)	(28.3)
Income Tax Expense	(25,369)	(35,610)	(10,241)	(28.8)
Income Tax Rate	38.6%	38.9%
Net Income from continuing ops.	40,337	55,979	(15,642)	(27.9)%
Income (Loss) from discontinued
operations, net of income taxes	(3,033)	(2,352)	681	29.0

Net Income	$37,304	$53,627	($16,323)	(30.4)%

Diluted Net Income per share:
Continuing Operations before
following accounting adjustments:	$2.08	$2.53	$(0.45)	(17.8)%
Effect of SFAS 133	(0.05)	0.12
Effects of FAS123(R)	(0.12)	-
Continuing Operations
Net Income per share:	$1.91	$2.65	$(0.74)	(27.9)%
Discontinued Operations	(0.14)	(0.11)
Net Income per share	$1.77	$2.54	$(0.77)	(30.3)%
Diluted Shares Outstanding	22,102	21,807	295	1.4%

LITHIA MOTORS, INC.
	Twelve Months Ended
		December 31,	$Increase	% Increase

Unit Sales:	2006	2005	(Decrease)	(Decrease)
New Vehicle	66,224	58,372	7,852	13.5%
Used – Retail Vehicle	43,424	42,831	593	1.4
Used - Wholesale	25,282	23,608	1,674	7.1
Total Units Sold	134,930	124,811	10,119	8.1

Average Selling Price:	2006	2005
New Vehicle	$27,807	$27,947	($140)	(0.5)%
Used – Retail Vehicle	16,290	15,564	726	4.7
Used - Wholesale	6,132	5,880	252	4.3

Key Financial Data:	2006	2005
Gross Profit Margin	17.0%	17.2%	-20bps
SG&A as a % of Gross Profit	75.5%	72.7%	+280bps
Operating Margin	3.6%	4.2%	-60bps
Pre-Tax Margin	2.1%	3.2%	-110bps

Gross Margin/Profit Data	2006	2005
New Vehicle Retail	7.7%	8.0%	-30bps
Used Vehicle Retail	14.9%	15.6%	-70bps
Used Vehicle Wholesale	2.4%	2.7%	-30bps
Service, Body & Parts	48.5%	47.8%	+70bps
New Retail Gross Profit/Unit	$2,129	$2,231	-$102
Used Retail Gross Profit/Unit	$2,426	$2,423	+$3
Used Wholesale Gross Profit/Unit	$149	$160	-$11
Finance & Insurance/Retail Unit	$1,094	$1,063	+$31

Same Store Data	2006	2005
New Vehicle Retail Sales	4.8%	0.9%
Used Vehicle Sales (includes Wholesale)	0.6%	3.7%
Total Vehicle Sales (excludes fleet)	3.4%	1.8%
Finance & Insurance Sales	5.1%	1.7%
Service, Body & Parts Sales	5.3%	2.9%
Total Sales (Excluding Fleet)	3.7%	1.9%
Total Gross Profit (Excluding Fleet)	2.1%	3.2%

LITHIA MOTORS, INC.
(In Thousands except per share and unit data)

Unaudited	Three Months Ended
	December 31,		$Increase	% Increase

	2006	2005	(Decrease)	(Decrease)
New Vehicle Sales	$427,217	$361,222	$65,995	18.3%
Used Vehicle Sales	190,282	190,538	(256)	(0.1)
Finance & Insurance	26,757	24,881	1,876	7.5
Service, Body & Parts Sales	89,999	77,819	12,180	15.7
Fleet & Other Revenues	1,566	847	719	84.9
Total Revenues	735,821	655,307	80,514	12.3
Cost of Sales	609,717	539,243	70,474	13.1
Gross Profit	126,104	116,064	10,040	8.7
SG&A Expense	98,585	86,481	12,104	14.0
Depreciation/Amortization	4,592	3,752	840	22.4
Income from Operations	22,927	25,831	(2,904)	(11.2)
Flooring Interest Expense	(8,142)	(5,217)	2,925	56.1
Other Interest Expense	(4,765)	(3,120)	1,645	52.7
Other Income, net	189	402	(213)	(53.0)
Income from continuing operations
before income taxes	10,209	17,896	(7,687)	(43.0)
Income Tax Expense	(3,620)	(6,124)	(2,504)	(40.9)
Income Tax Rate	35.5%	34.2%
Income from continuing ops.	6,589	11,772	(5,183)	(44.0)
Income (Loss) from discontinued
operations, net of income taxes	(1,060)	(1,282)	(222)	(17.3)

Net Income	$5,529	$10,490	($4,961)	(47.3)%

Diluted Net Income per share:
Continuing Operations before
following accounting adjustments:	$0.36	$0.54	$(0.18)	(33.3)%
Effect of SFAS 133	(0.01)	0.02
Effects of FAS123(R)	(0.03)	-
Continuing Operations
Net Income per share:	$0.32	$0.56	$(0.24)	(42.9)%
Discontinued Operations	(0.05)	(0.06)
Net Income per share	$0.27	$0.50	$(0.23)	(46.0)%
Diluted Shares Outstanding	22,041	21,929	112	0.5%

LITHIA MOTORS, INC.
	Three Months Ended
	December 31,		$Increase	% Increase

Unit Sales:	2006	2005	(Decrease)	(Decrease)
New Vehicle	14,770	12,568	2,202	17.5%
Used – Retail Vehicle	9,227	9,815	(588)	(6.0)
Used - Wholesale	6,021	5,658	363	6.4
Total Units Sold	30,018	28,041	1,977	7.1

Average Selling Price:	2006	2005
New Vehicle	$28,925	$28,741	$184	0.6%
Used – Retail Vehicle	16,540	15,898	642	4.0
Used - Wholesale	6,255	6,097	158	2.6

Key Financial Data:
Gross Profit Margin	17.1%	17.7%	-60bps
SG&A as a % of Gross Profit	78.2%	74.5%	+370bps
Operating Margin	3.1%	3.9%	-80bps
Pre-Tax Margin	1.4%	2.7%	-130bps

Gross Margin/Profit Data	2006	2005
New Vehicle Retail	7.8%	8.0%	-20bps
Used Vehicle Retail	14.3%	15.5%	-120bps
Used Vehicle Wholesale	1.4%	1.1%	+30bps
Service, Body & Parts	48.1%	47.9%	+20bps
New Retail Gross Profit/Unit	$2,257	$2,299	-$42
Used Retail Gross Profit/Unit	$2,365	$2,471	-$106
Used Wholesale Gross Profit/Unit	$87	$69	-$18
Finance & Insurance/Retail Unit	$1,115	$1,112	+$3

Same Store Data	2006	2005
New Vehicle Retail Sales	6.6%	(5.7)%
Used Vehicle Sales (includes Wholesale)	(7.4)%	3.4%
Total Vehicle Sales (excludes fleet)	1.8%	(2.7)%
Finance & Insurance Sales	3.4%	(4.1)%
Service, Body & Parts Sales	3.6%	3.7%
Total Sales (Excluding Fleet)	2.1%	(2.1)%
Total Gross Profit (Excluding Fleet)	(0.9)%	1.1%

LITHIA MOTORS, INC.

Balance Sheet Highlights (Dollars in Thousands)

	December 31, 2006	December 31, 2005
	Unaudited
Cash & Cash Equivalents	$26,600	$48,566
Trade Receivables*	118,528	106,443
Inventory	603,306	606,047
Assets Held for Sale	15,485	27,411
Other Current Assets	15,721	15,781
Total Current Assets	779,640	804,248

Real Estate, net	327,890	255,372
Equipment & Leases, net	89,213	77,805
Goodwill, net	307,424	260,899
Other Assets	75,190	54,390
Total Assets	$1,579,357	$1,452,714

Floorplan Notes Payable	$499,679	$530,452
Liabilities held for sale	11,610	22,388
Other Current Liabilities	118,650	94,962
Total Current Liabilities	629,939	647,802

Used Vehicle Flooring	95,614	-
Real Estate Debt	155,890	154,046
Other Long-Term Debt	140,879	136,505
Other Liabilities	63,642	54,130

Total Liabilities	1,085,964	992,483

Shareholders’ Equity	493,393	460,231

Total Liabilities &
Shareholders’ Equity	$1,579,357	$1,452,714

* Includes contracts-in-transit of $56,211 and $52,453 at December 31, 2006 and December 31, 2005 respectively.

Other Balance Sheet Data (Dollars in Thousands except per share data)

Current Ratio	1.2x	1.2x
LT Debt/Total Cap.
(Excludes Used -Vehicle Flooring
and Real Estate)	22%	23%
Working Capital	$149,701	$156,446
Book Value per Basic Share	$25.32	$24.00